Exhibit 99
[LOGO]		News Release
First Midwest Bancorp 300 Park Blvd., Suite 405 P.O. Box 459 Itasca, Illinois 60143-9768 (630) 875-7450
FOR IMMEDIATE RELEASE	CONTACT:	Donald J. Swistowicz Chief Financial Officer (630) 875-7460 www.firstmidwest.com
	TRADED: SYMBOL:	Nasdaq FMBI
FIRST MIDWEST 2.5 MILLION (6.25%) COMMON SHARE REPURCHASE PLAN

ITASCA, IL. SEPTEMBER 17, 2001 - First Midwest Bancorp, Inc. (Nasdaq: FMBI) today announced that in repurchasing its common shares pursuant to its earlier announced repurchase plan it intends to utilize the additional flexibility afforded by the Securities and Exchange Commission Emergency Order of September 14, 2001.

On August 16, 2001 First Midwest announced that its Board of Directors had approved a new stock repurchase plan authorizing the repurchase of up to 2.5 million common shares stock (6.25% of shares outstanding) with no execution time limit. The August repurchase plan represented the 8th such plan approved in the last 10 years pursuant to which First Midwest to date has repurchased approximately 7.9 million common shares at an average price of $24.37 per share and representing a total repurchase investment of approximately $193 million.

Repurchases pursuant to the August 2001 plan will be made from time to time dominantly in open market transactions.

With assets of approximately $6 billion, First Midwest is the largest independent and one of the overall largest banking companies in the highly attractive suburban Chicago banking market. As the premier independent suburban Chicago banking company, First Midwest provides commercial banking, trust, investment management and related financial services to a broad array of customers through 71 offices located in more than 40 communities primarily in northern Illinois.

Safe Harbor Statement

Statements made in this Press Release which are not purely historical are forward-looking statements with respect to the goals, plan objectives, intentions, expectations, financial condition, results of operations, future performance and business of First Midwest, including, without limitation, (i) loan and deposit growth, net interest income and margin, wholesale funding sources, provision and reserve for loan losses, nonperforming loan levels and net charge-offs, noninterest income and expenses, and diluted earnings per share growth rates for 2001, and (ii) statements preceded by, followed by or that include the words "may", "would", "could", "should", "expects", "projects", "anticipates", "believes", "estimates", "plans", "intends", "targets" or similar expressions.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond First Midwest's control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following, in addition to those contained in First Midwest's reports on file with the Securities and Exchange Commission: general economic or industry conditions, nationally and/or in the communities in which First Midwest conducts business, changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, deposit flows, cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of First Midwest's loan and investment portfolios, changes in accounting principals, policies or guidelines, other economic, competitive, governmental, regulatory and technical factors affecting First Midwest's operations, products, services and prices.

Accordingly, results actually achieved may differ materially from expected results in these statements. Forward-looking statements speak only as of the date they are made. First Midwest does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements.